Exhibit 99.1

                                                   Filed by Public Storage, Inc.
                                  Pursuant to Rule 165 and Rule 425(a) under the
                                United States Securities Act of 1933, as amended

                                 Subject Company: Shurgard Storage Centers, Inc.
                                                   Commission File No. 001-11455
                                                            Date: August 1, 2005


NEWS RELEASE

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                     For Release:  Immediately
                                     Date:         August 1, 2005
                                     Contact:      Clemente Teng
                                                   (818) 244-8080, Ext. 141
                                                   Joele Frank / Eric Brielmann
                                                   Joele Frank, Wilkinson
                                                   Brimmer Katcher
                                                   (212)355-4449


PUBLIC STORAGE, INC. ANNOUNCES PROPOSAL TO ACQUIRE SHURGARD STORAGE CENTERS,
INC.

GLENDALE, CALIFORNIA - Public Storage, Inc. (NYSE and PCX:PSA) announced today that PSA had made a proposal for the combination of PSA and Shurgard Storage Centers, Inc. (NYSE: SHU) through a merger in which each share of SHU common stock would be exchanged for .80 shares of PSA common stock, representing a current value per SHU common share of $53.40 based on PSA's close on Friday, July 29, 2005. This represents a 14% premium to the SHU stock price at Friday's close. PSA is making the proposal public at this time because PSA believes a merger of the two companies would be in the best interests of the shareholders of PSA and SHU, and SHU has refused to discuss the matter with PSA, stating that SHU is "not for sale"

"We believe that the combination of Public Storage and Shurgard will enhance our position as the premier self-storage operator," said Ronald L. Havner, Jr., Chief Executive Officer of Public Storage. "Our proposal provides Shurgard shareholders with an immediate premium for their shares and the opportunity to participate in the upside potential of the combined company. It is our preference to work cooperatively with Shurgard, and we would like to commence discussions with Shurgard immediately concerning our proposal. We believe the benefits of this combination to both companies' shareholders are simply too compelling to ignore. Given the substantial benefits that would result from this transaction, we are confident that Shurgard's shareholders and other constituencies will recognize this as a compelling opportunity and enthusiastically support it."

Copies of PSA's July 8, 2005 proposal to SHU and SHU's July 26, 2005 response to PSA are attached to this news release.

CONFERENCE CALL

A conference call has previously been scheduled for today at 9:00 a.m. (PDT) to discuss PSA's second quarter 2005 earnings results. The participant toll free number is (877) 516-1540 (conference ID number 7411316). Additional information will be available during this conference call regarding the merger proposal to SHU, as well as a simultaneous audio web cast by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 7411316). An instant replay of the conference call may be accessed through September 1, 2005 by calling (800) 642-1687 and through September 1, 2005 by using the link at www.publicstorage.com under "Investor Relations." Both forms or replay utilize conference ID number 7411316.

COMPANY INFORMATION

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 37 states. At June 30,

2005, the Company had interests in 1,480 storage  facilities with  approximately
90.6 million net rentable square feet (839,000 rentable units).

Additional information about Public Storage, Inc. and the proposal to Shurgard Storage Centers, Inc. are available on the Internet. The Company's web site is www.publicstorage.com.

FORWARD-LOOKING STATEMENTS

This press release contains  "forward-looking  statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Public Storage's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Public Storage undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no guarantee that any transaction between Public Storage and Shurgard will occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Public Storage contained in this press release are also subject to the following risks and uncertainties: Public Storage's ability to successfully integrate the operations of Shurgard and assumptions with respect to the benefits to be realized from a potential transaction with Shurgard, future revenues of Shurgard and Public Storage, the expected performance of Shurgard and Public Storage and the expected cash flows of Shurgard and Public Storage. For additional information about risks and uncertainties that could adversely affect Public Storage's forward-looking statements, please refer to Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

ADDITIONAL INFORMATION

Subject to future developments, Public Storage may file with the United States Securities and Exchange Commission a registration statement to register the Public Storage shares which would be issued in the proposed transaction. Investors and security holders are urged to read the registration statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement (when and if available) and other relevant documents at the Commission's Internet web site at www.sec.gov. The registration statement (when and if available) and such other documents may also be obtained free of charge from Public Storage by directing such request to: Public Storage, Inc., 701 Western Avenue, Glendale, CA 91201-2349,
Attention: Chief Legal Officer.

PUBLIC STORAGE, INC.

701 Western Avenue, Suite 200
Glendale, CA 91201-2397
Tel:  (818) 244-8080


July 8, 2005



Mr. Charles K. Barbo, CEO and Chairman of the Board
Mr. David K. Grant, President and COO
Shurgard Storage Centers, Inc.
1155 Valley Street
Suite 400
Seattle, Washington  98109

Dear Chuck and Dave,

Thank you both for taking the time to meet with Harvey and me. We enjoyed catching up and reminiscing about the evolution of the self-storage industry and its prospects. The similarity of our corporate cultures is amazing.

I thought it would be helpful for you to have in writing some of the benefits that we discussed for both companies by merging. We recognize that you have a business plan that we assume is "shareholder value" driven. We think a merger of our two companies would accelerate and enhance the benefits to your plan, delivering an immediate increase in value to your shareholders and also allow them to participate in the enhanced upside of the combined business.

The benefits of a merger are totally shareholder value driven. The benefits to your shareholders would include:

     o a combined company with ownership interests in over 2,000 quality properties in 38 states and seven European countries

     o    a more active trading market for their securities

     o    enhanced credit ratings and access to capital

     o    reduced overall leverage

     o the combined company's financial resources and strong financial position will facilitate expanded career opportunities for the best people

     o    lower general and administrative expenses

     o    a more secure common dividend with greater upside potential

     o greater concentration of properties in faster growing markets, such as Southern California and South Florida

     o    higher FFO per share growth

     o financial capacity, post merger, to significantly grow in Europe and the United States without jeopardizing the company's credit rating

     o    significant opportunities for revenue and expense synergies

We believe that the use of our national telephone reservation system, as well as media advertising programs, which will be more cost effective with a larger number of properties in major markets, will drive revenue growth of Shurgard's properties. In addition, valuable and important ancillary businesses, such as tenant reinsurance, merchandise sales and truck rentals, could be expanded. Furthermore, by spreading property level costs over a larger number of properties in the same markets, we would be able to reduce a number of cost items for the properties of both Shurgard and Public Storage, including television and yellow pages advertising, casualty and liability insurance and supervisory payroll. Through economies of scale, we can also improve cost efficiencies of certain support functions, such as HR, payroll and national telephone reservation system.

In short, we believe a combined company will deliver superior returns, in which Shurgard shareholders will participate through their ongoing equity interest in the combined enterprise.

As we stated in the meeting, we would hope that Dave Grant would accept the role of President in the new combined enterprise.

We have structured a transaction that offers an immediate "premium" to your current trading price and affords your shareholders the opportunity to potentially increase the value of their existing investment in a company with greater liquidity and increased geographic diversification. We believe that this transaction will be enthusiastically received by your shareholders. Our proposed structure is:

          o Shurgard shareholders would receive 0.8 shares of Public Storage common stock for each share of Shurgard common stock (an implied value of $52.74 per share of Shurgard stock based on today's close). This represents a 12% premium to the Shurgard stock price at today's close and a 24% premium to the average Shurgard closing price over the past six months.

          o So that the combined company would have the benefit of a step-up in tax basis and therefore the enhanced ability to retain free cash flow for growth, we propose that the combination be structured as a taxable transaction.

We have been talking about combining our two great companies for nearly a decade. The time is now. Combined, we can produce even greater returns for our owners and even greater opportunities for our employees. In addition, our "lenders", both debt and preferred, would benefit from the enhanced credit-worthiness of the combined enterprise and our owners would accordingly enjoy a lower cost of capital.

The transaction we propose would not be subject to any unusual governmental or third party approvals, or any other significant contingencies. We believe that this transaction can be completed expeditiously.

This transaction has our full attention and highest priority. We hope that you will be as excited as we are about the benefits of this combination for both our companies and our respective shareholders, and we want to work with your board and senior management towards the prompt consummation of a negotiated transaction. We have engaged the law firm of Wachtell, Lipton, Rosen & Katz to assist us in completing this transaction in an expeditious manner. They and we are prepared to start immediately to negotiate an agreement. Thank you for your prompt consideration.



Sincerely,

/s/ Ronald L. Havner, Jr.

Ronald L. Havner, Jr.
Chief Executive Officer

[Shurgard letterhead]


Via Overnight Mail

July 26, 2005



Mr. Ronald L. Havner, Jr.
Chief Executive Officer
Public Storage, Inc.
701 Western Avenue, Suite 200
Glendale, California 91201-2397

Dear Ron:

I write in response to your letter of July 8. The Board of Directors of Shurgard met to consider Public Storage's proposal to acquire all of the outstanding shares of Shurgard.

The Board, with the assistance of financial advisors and legal counsel, conducted a thorough review of your proposal. The Board unanimously decided that the Company is not for sale and, therefore, rejected your proposal. The Board determined that combining our companies in a transaction as outlined in your July 8 letter would not be in the best interests of Shurgard's shareholders.

Sincerely,

/s/ Charles K. Barbo

Charles K. Barbo
Chairman and Chief Executive Officer

CKB/lo




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